Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armstrong World Industries, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-138034 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 30, 2007, with respect to the consolidated balance sheets of Armstrong World Industries, Inc., and subsidiaries as of December 31, 2006 for the Successor Company and December 31, 2005 for the Predecessor Company, and the related consolidated statements of earnings, cash flows and shareholders’ equity and the related financial statement schedule for the three months ended December 31, 2006 for the Successor Company and the nine months ended September 30, 2006, the year ended December 31, 2005, and the year ended December 31, 2004 for the Predecessor Company, which report appears in the December 31, 2006 annual report on Form 10-K of Armstrong World Industries, Inc.

Our report dated March 30, 2007, contains a paragraph that states Armstrong World Industries, Inc. emerged from the Chapter 11 bankruptcy proceeding. In connection with its emergence from the Chapter 11 bankruptcy proceeding, the Company adopted fresh-start reporting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” as of October 2, 2006. As a result, the financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. The Company has reflected the effects of the Plan and fresh-start reporting in the Predecessor Company for the nine month period ended September 30, 2006. Our report dated March 30, 2007 also states that, upon adoption of fresh-start reporting, the Company changed its method of accounting for income tax contingencies as described by FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” and its method of accounting for defined benefit and other postretirement plans as described by Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 30, 2007